EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
American Software, Inc.:

We consent to incorporation by reference in the registration statement of American Software, Inc. of our reports dated June 14, 2002, relating to the consolidated balance sheets of American Software, Inc. as of April 30, 2002 and 2001, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended April 30, 2002, and the related financial statement schedule, which reports appear in the 2002 Annual Report on Form 10-K of American Software, Inc.

/s/    KPMG LLP

Atlanta, Georgia
August 19, 2002